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           SOUTHWESTERN ANNOUNCES SALE OF MISSOURI UTILITY PROPERTIES
       Sale Strengthens Focus on Adding Value From Core Areas of Operation

         FAYETTEVILLE, ARKANSAS - October 19, 1999...Southwestern Energy Company (NYSE: SWN) announced today that it has signed a definitive agreement to sell its Missouri gas distribution assets to Atmos Energy Corporation (NYSE: ATO) for $32.0 million. The transaction is subject to regulatory approval from the Missouri Public Service Commission and the Federal Energy Regulatory Commission and compliance with the Hart-Scott-Rodino Act.

         The  Missouri  assets  are  part  of  Associated  Natural  Gas  Company
(Associated), a division of Arkansas Western Gas Company, which is a wholly-owned subsidiary of Southwestern. In Missouri, Associated employs 91 people and serves approximately 48,000 residential, commercial and industrial customers, primarily located near the towns of Sikeston, Kirksville, Butler and Jackson. Arkansas Western Gas Company serves approximately 131,000 customers in Arkansas and will continue to own and operate Associated's assets that are located in that state.

         "The sale of our Missouri utility properties is part of our ongoing strategy to focus our efforts in core operating areas where we have a competitive advantage. In addition, this transaction will reduce our long-term debt and strengthen our capital structure," stated Harold M. Korell, President and Chief Executive Officer of Southwestern. "We are grateful for the dedication and hard work of all our Associated employees and want to express special thanks to our Missouri employees that will now become a part of Atmos."

         "This transaction is consistent with Atmos' long-term corporate development strategy of increasing the value of the Company through strategic acquisitions," said Robert W. Best, Chairman, President and Chief Executive Officer of Atmos Energy Corporation. "The addition of Southwestern Energy's 48,000 customers in Missouri increases our presence in that state and provides economies of scale which will result in a greater competitive advantage."

         Southwestern Energy Company is an integrated natural gas company whose wholly-owned subsidiaries are engaged in gas and oil exploration and production, natural gas gathering, transmission, and marketing, and natural gas distribution. Additional information on the Company can be found on the Internet at http://www.swn.com.
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